QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

FIRST AMENDED AND RESTATED
ADVISORY AGREEMENT

        THIS FIRST AMENDED AND RESTATED ADVISORY AGREEMENT (this "Agreement") is entered into as of October 21, 2003, by and between AMERICA FIRST APARTMENT INVESTORS, INC., a Maryland corporation (the "Company"), and AMERICA FIRST APARTMENT ADVISORY CORPORATION, a Maryland corporation (the "Advisor").

W I T N E S S E T H:

        WHEREAS, the Company operates as a real estate investment trust (a "REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, the Company, directly or through its Subsidiaries, invests in multifamily apartment complexes, mortgage-backed securities and other real estate related investments meeting the investment criteria established from time to time by its Board of Directors; and

        WHEREAS, the Company retained the Advisor to manage the operations and investments of the Company and its Subsidiaries and to perform administrative services for the Company and its Subsidiaries, each in the manner and on the terms set forth in the original Advisory Agreement between the Company and the Advisor, dated June 18, 2002 (the "Original Agreement"); and

        WHEREAS, the Company expects to invest in mortgage-backed securities and other types of real estate investments to a greater extent than it has in the past; and

        WHEREAS, as a result of the foregoing, the Company (acting with the concurrence of each of its Independent Directors) and the Advisor believe that it is necessary and appropriate to amend and restate the terms of the Original Agreement as set forth in this Agreement which shall supercede the Original Agreement in its entirety;

        NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

        Section 1. Definitions.    Capitalized terms used herein shall have the respective meanings assigned them in this Section 1:

          (a)   "Affiliate" means, with respect to either party hereto, (i) any person who directly or indirectly controls or is controlled by or is under common control with the specified party, (ii) any person who is (or has the power to designate) an officer of, general partner in or trustee of, or serves (or has the power to designate a person to serve) in a similar capacity with respect to, the specified party, and (iii) any person who, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of the specified party.

          (b)   "Agreement" means this First Amended and Restated Advisory Agreement between the Company and the Advisor, as amended from time to time.

          (c)   "Board of Directors" means the board of directors of the Company.

          (d)   "Foreclosed Bonds" means any one or more of the tax-exempt housing bonds which were originally issued by various state or local authorities to America First Tax Exempt Mortgage Fund 2 Limited Partnership (the predecessor to the Prior Partnership) in order to provide construction and permanent financing for seven multifamily housing properties that the Prior Partnership acquired through foreclosure or deed in lieu of foreclosure.

          (e)   "Funds From Operations" means the Company's net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization (excluding amortization of deferred financing cost) and after comparable adjustments for an entity's portion of these items related to unconsolidated entities and joint ventures.

          (f)    "GAAP" means accounting principles generally accepted in the United States of America.

          (g)   "Governing Instruments" means the articles of incorporation and bylaws, in the case of a corporation, the limited liability company agreement, in the case of a limited liability company and the partnership agreement, in the case of a partnership, as such instruments may be amended from time to time.

          (h)   "Independent Directors" means those members of the Board of Directors who are neither executive officers of the Company nor executive officers or directors of the Advisor and who otherwise qualify as independent directors under the rules of the stock exchange on which the common stock of the Company is listed.

          (i)    "Investment Assets" means Real Estate Assets, Mezzanine Investments, Mortgage-backed Securities and other real estate related investments meeting the investment criteria established from time to time by the Company's Board of Directors.

          (j)    "MBS Gross Asset Value" means the value, in U.S. dollars of the Mortgage-backed Securities held by the Company determined monthly on a marked-to-market basis.

          (k)   "Mezzanine Investments" means investments in the form of subordinate mortgage loans, preferred equity or similar arrangements consistent with the underwriting or acquisition criteria established by the Company from time to time made by the Company to unaffiliated owners of multifamily apartment properties.

          (l)    "Mortgage-backed Securities" means mortgage-backed securities meeting the investment criteria established by the Company from time to time which have been acquired by the Company.

          (m)  "NAREIT Index Rate" means the composite dividend yield, expressed in terms of an annual percentage rate, as reported by the National Association of Real Estate Investment Trusts for equity REITs which invest in residential apartment properties.

          (n)   "Prior Partnership" means America First Apartment Investors, L.P., a Delaware limited partnership which merged with and into the Company as of the date of this Agreement.

          (o)   "Qualified REIT Subsidiary" means a corporation, 100% of the stock of which is held by the Company at all times during the existence of the corporation, consistent with the definition of Qualified REIT Subsidiary in Section 856(i)(2) of the Code.

          (p)   "Real Estate Assets" means multifamily apartment complexes and other real property meeting the investment criteria established by the Company from time to time which is owned in fee, directly or indirectly, by the Company

          (q)   "Subsidiary" shall mean any corporation, whether now existing or in the future established, of which the Company, directly or indirectly, owns more than 50% of the outstanding voting securities of any class or classes, or any business trust, partnership or similar noncorporate form in which the Company, directly or indirectly, owns more than 50% of the beneficial interests.

          (r)   "Taxable REIT Subsidiary" means a corporation, the stock of which is held by the Company, consistent with the definition of Taxable REIT Subsidiary in Section 856(l) of the Code.

        Section 2. General Duties of the Advisor.    Subject to the supervision of the Board of Directors, the Advisor shall provide services to the Company, and to the extent directed by the Board of Directors, shall provide similar services to any Subsidiary of the Company as follows:

          (a)   administer the day-to-day operations of the Company and its Subsidiaries and perform or supervise the performance of such administrative functions necessary in the management of the Company and its Subsidiaries as may be agreed upon by the Advisor and the Board of Directors, including, without limitation, collection of revenues and payment of expenses, debts and obligations and maintenance of appropriate computer services to provide such administrative functions;

          (b)   serve as the Company's consultant with respect to formulation of investment criteria and preparation of policy guidelines by the Board of Directors;

          (c)   act as the authorized agent of the Company in connection with the identification, evaluation, purchase, financing, operation and disposition of Investment Assets and, as such, the officers and designated employees of the Advisor will have the authority to execute documents in connection therewith on behalf of the Company;

          (d)   furnish reports and statistical and economic research to the Company regarding the investments, activities and results of operations of the Company and its Subsidiaries and the services performed for the Company and its Subsidiaries by the Advisor;

          (e)   monitor and provide to the Board of Directors on an on-going basis information and other data regarding national and local real estate markets in which the Company or its Subsidiaries maintain or expect to acquire Investment Assets;

          (f)    communicate on behalf of the Company with the holders of equity and debt securities of the Company as required to satisfy the continuous reporting and other requirements of any governmental or regulatory bodies or agencies and maintain effective relations with such holders of the Company's securities;

          (g)   to the extent not otherwise subject to an agreement executed by the Company, designate one or more property managers for the Company's Real Estate Assets, which managers may be Affiliates of the Advisor, and monitor and administer such managers;

          (h)   counsel the Company in connection with policy decisions to be made by the Board of Directors;

          (i)    upon request by, and in accordance with the directions of, the Board of Directors, invest or reinvest any money of the Company;

          (j)    engage in hedging activities on behalf of the Company or any of its Subsidiaries consistent with the Company's qualification as a REIT and any other directions of the Board of Directors;

          (k)   provide the executive and administrative personnel and services required in rendering the foregoing services to the Company and its Subsidiaries;

          (l)    supervise compliance with REIT provisions of the Code and maintain exemption from the Investment Company Act of 1940, as amended;

          (m)  qualify and cause the Company to qualify to do business in all applicable jurisdictions;

          (n)   cause the Company to retain qualified legal counsel, independent public accountants, tax experts and other professionals;

          (o)   comply with and use its best efforts to cause the Company to comply with all applicable laws; and

          (p)   as approved and directed by the Board of Directors, perform such other services as may be required from time to time for management and other activities relating to the assets of the

  Company and its Subsidiaries as the Advisor shall deem appropriate under the particular circumstances.

        Section 3. Additional Activities of the Advisor.    Nothing herein shall prevent the Advisor or any of its Affiliates from engaging in other businesses or from rendering services of any kind to any other person or entity, including investment in or advisory service to other entities investing in any type of real estate investment, including investments which meet the principal investment objectives of the Company and its Subsidiaries. Directors, officers, employees and agents of the Advisor or its Affiliates may serve as directors, officers, employees, agents, nominees or signatories for the Company or any of its Subsidiaries, to the extent permitted by the Company's Governing Instruments, or by any resolutions duly adopted by the Board of Directors. When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.

        Section 4. Bank Accounts.    At the direction of the Board of Directors, the Advisor may establish and maintain one or more bank accounts in the name of the Company or any of its Subsidiaries, and may collect and deposit funds into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board of Directors may approve; and the Advisor shall from time to time render appropriate accounting of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any of its Subsidiaries.

        Section 5. Records; Confidentiality.    The Advisor shall maintain appropriate books of account and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company or any of its Subsidiaries at any time during normal business hours. The Advisor shall keep confidential any and all information it obtains from time to time in connection with the services it renders under this Agreement and shall not disclose any portion thereof to nonaffiliated third parties except with the prior written consent of the Company or any of its Subsidiaries.

  Section 6. Obligations of the Advisor.

          (a)   The Advisor shall establish and maintain a committee consisting of persons who are qualified to evaluate investments in real estate and the financing thereof (the "Investment Committee") which shall be responsible for the establishment of investment guidelines and criteria relating to the acquisition and disposition of Investment Assets on behalf of the Company. All acquisitions and dispositions of Real Estate Assets and Mezzanine Investments by the Company must be reviewed and approved in advance by the Investment Committee.

          (b)   The Advisor shall require each seller or transferor of Real Estate Assets to the Company, and each property owner in which the Company makes a Mezzanine Investment, to make such representations and warranties regarding such Real Estate Assets or the real estate or other assets securing such Mezzanine Investment, as may, in the judgment of the Advisor, be necessary and appropriate. In addition, the Advisor shall take such other action as it deems necessary or appropriate with regard to the protection of the Company's Real Estate Assets and other Investment Assets.

          (c)   The Advisor shall refrain from any action which, in its sole judgment made in good faith, would adversely affect the status of the Company as a REIT or, if applicable, any of its Subsidiaries as either a Qualified REIT Subsidiary, Taxable REIT Subsidiary or a partnership for federal income tax purposes or which, in its sole judgment made in good faith, would violate any law, rule or regulation of any governmental or regulatory body or agency having jurisdiction over the Company or any such Subsidiary or which would otherwise not be permitted by the Company's or any such Subsidiary's Governing Instruments. If the Advisor is ordered to take any such action by the Board of Directors, the Advisor shall promptly notify the Board of Directors of the

  Advisor's judgment that such action would adversely affect the status of the Company or any of its Subsidiaries under the Code or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Advisor, its directors, officers, stockholders and employees shall not be liable to the Company, any Subsidiary of the Company, the Independent Directors or the Company's or any Subsidiary's stockholders for any act or omission by the Advisor, its directors, officers, stockholders or employees except as provided in Section 10 of this Agreement.

        Section 7. Compensation of the Advisor.    The Company shall pay to the Advisor, for ongoing advisory services rendered under this Agreement:

          (a)   an Administrative Fee in an amount equal to

            (i)    0.60% per annum of the first $250,000,000 of the sum of (A) the original principal amount of the Foreclosed Bonds (even if such Foreclosed Bonds are subsequently reissued in different principal amounts), (B) the gross purchase price of any other Real Estate Assets acquired by the Company or its predecessors, and (C) the aggregate outstanding principal balance of the Mezzanine Investments on the payment date for the Administrative Fee; and

            (ii)   0.50% per annum of such sum in excess of $250,000,000; provided that the Administrative Fee will be 0.60% of such sum in excess of $250,000,000 with respect to any calendar year for which the Funds From Operations exceeds an amount equal to $1.60 times the average number of shares of the Company's common stock issued and outstanding during such calendar year (adjusted appropriately for stock splits, reverse stock splits and similar transactions).

  Such Administrative Fee will be payable in arrears on a monthly basis, except that if the Administrative Fee payable as provided in clause (ii) above shall be increased from 0.50% to 0.60% for a particular calendar year, then the additional amount will be payable in a single payment which shall be due on the date that the Company receives the final audit report from its independent accountants on the financial statements relating to such calendar year.

          (b)   An MBS Administrative Fee at an annual rate equal to 0.25% of the MBS Gross Asset Value. The MBS Administrative Fee will accrue daily and be payable monthly in arrears.

          (c)   An MBS Incentive Fee equal to 20% of the amount by which (i)(A) the total revenues realized by the Company from its Mortgage-backed Securities during each calendar month less (B) the total interest payments made by the Company during such calendar month on borrowings incurred to finance the acquisition of Mortgage-backed Securities exceeds (ii)(A) the average dollar amount of the Company's shareholders' equity invested in Mortgage-backed Securities during such month times (B) the then current NAREIT Index Rate on the payment date for the MBS Incentive Fee. The MBS Incentive Fee will be payable in arrears on a monthly basis.

          (d)   a Property Acquisition Fee in connection with the identification, evaluation and acquisition of (i) Real Estate Assets (other than the multifamily properties that had originally been financed by the Foreclosed Bonds) and the financing thereof, including through the reissuance of Foreclosed Bonds, and (ii) the underwriting and making of Mezzanine Investments, which shall be in an amount equal to 1.25% of the gross purchase price paid by the Company for such additional Real Estate Assets or the original principal amount of such Mezzanine Investments. The Property Acquisition Fee with respect to an acquisition of a Real Estate Asset or making of a Mezzanine Investment will be payable at the time of the closing of the acquisition of such Real Estate Asset or making of such Mezzanine Investment by the Company.

          (e)   The Company may pay an Affiliate of the Advisor a reasonable property management fee in connection with the management of the Company's Real Estate Assets. The property management fee paid with respect to any Real Estate Asset may not exceed the fees that would be charged for such management services by independent parties in the same geographic location.

          (f)    If loans are made to the Company by an Affiliate of the Advisor, the maximum amount of interest that may be charged by such Affiliate shall be the lesser of the interest rate (i) which would be charged by an unaffiliated lender to the Company or (ii) which the Advisor or its Affiliates paid to obtain the funds to make the loan to the Company.

  Section 8. Reimbursement of Expenses Incurred by the Advisor.

          (a)   The Company will reimburse the Advisor and its Affiliates on a monthly basis for the actual out-of-pocket costs of direct telephone and travel expenses incurred by them on Company business, direct out-of-pocket fees, expenses and charges paid by them to third parties for rendering legal, auditing, accounting, bookkeeping, computer, printing and public relations services, expenses of preparing and distributing reports to the Company's stockholders, an allocable portion of the salaries and fringe benefits of the employees of the Advisor or its Affiliates (including the officers of the Advisor except as set forth in paragraph (c) below), insurance premiums (including premiums for liability insurance which will cover the Company, the Advisor and their respective Affiliates), the cost of compliance with all state and federal regulatory requirements, any stock exchange or NASDAQ listing fees for the Company's securities, and charges and other payments to third parties for services rendered to the Company.

          (b)   Expenses incurred by the Advisor on behalf of the Company shall be reimbursed monthly to the Advisor within 30 days after the end of each month. The Advisor shall prepare a statement documenting the expenses incurred by the Advisor on behalf of the Company during each month, and shall deliver such statement to the Company within 15 days after the end of each month.

          (c)   The Company will not reimburse the Advisor or its Affiliates for any items of general overhead, including, but not limited to, rent, utilities or the use of computers, office equipment or other capital items owned by the Advisor or its Affiliates. In addition, the Company will not reimburse the Advisor or its Affiliates for the salaries, fringe benefits or travel expenses of the officers of the Advisor who are also executive officers of America First Companies L.L.C., the principal owner of the Advisor or for any compensation paid to the Board of Managers of America First Companies L.L.C.

          (d)   If, as a result of a review by the Company's independent accountants of expense reimbursement paid to the Advisor under this Section 8, an adjustment thereto is recommended by such independent accounts, then the Advisor shall credit any excess reimbursement against any future reimbursements to be paid under this Section 8 or, if such excess reimbursement is made after the termination of this Agreement, refund such excess reimbursement to the Company.

          (e)   The Company and its Subsidiaries shall be responsible for the payment of all of their own expenses.

        Section 9. Monitoring Services.    The Advisor will monitor the management of the Company's Real Estate Assets. Such monitoring will include, but not be limited to, the following activities: serving as the Company's consultant with respect to the on-site management of Real Estate Assets; performing periodic on-site inspections of Real Estate Assets, review and approval of annual operating budgets for Real Estate Assets, review and approval of capital improvements for Real Estate Assets, collection of information and submission of reports pertaining to the Real Estate Assets and to moneys remitted to the Advisor or the Company by property managers; periodic review and evaluation of the performance of each Real Estate Asset; acting as a liaison between property managers and the Company and working with property managers to the extent necessary to improve their performance; review of and recommendations as to placement of insurance coverage, handling of insurable losses, easement problems and condemnation, delinquency and foreclosure procedures with regard to the Real Estate Assets; and review of property manager's reports on the Real Estate Assets. The Advisor may enter into subcontracts with other parties, including its Affiliates, to provide any such services for the Advisor. The Advisor will perform similar services with respect to real properties securing Mezzanine Investments to the extent requested by the Company.

  Section 10. Limits of Advisor Responsibility.

          (a)   The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Advisor, including as set forth in Section 6(c) of this Agreement. The Advisor and its directors, officers, stockholders and employees will not be liable to the Company, any of its Subsidiaries, the Independent Directors or the stockholders of the Company or its Subsidiaries for any acts or omissions by the Advisor, its directors, officers, stockholders or employees under or in connection with this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties. The Company or its Subsidiaries shall reimburse, indemnify and hold harmless the Advisor and its stockholders, directors, officers and employees from and against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, reasonable attorneys' fees) in respect of or arising from any acts or omissions of the Advisor or its stockholders, directors, officers and employees made in good faith in the performance of the Advisor's duties under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

          (b)   The Advisor shall reimburse, indemnify and hold harmless the Company, any of its Subsidiaries, or any of their stockholders, directors, officers and employees from any and all expenses, losses, damages, liabilities, demands, charges and claims (including, without limitation, reasonable attorneys' fees) arising out of any intentional misstatements of fact made by the Advisor in connection with this Agreement and the services to be rendered hereunder.

        Section 11. Relationship of the Parties.    The Advisor shall for all purposes be an independent contractor with respect to the Company and the services provided to the Company hereunder. The Company and the Advisor are not partners or joint venturers with each other and nothing herein shall be construed to make them partners or joint venturers or impose any liability as such on either of them.

        Section 12. Term.    This Agreement shall commence on the date hereof shall continue in force through December 31, 2006, which is a period of five years from the effective date of the Original Agreement. This Agreement will be automatically extended for additional one-year terms unless either the Company or the Advisor elects not to renew this Agreement and notifies the other party in writing thereof not less than 60 days prior to the end of the term of this Agreement or any extension thereof. Any decision by the Company not to renew this Agreement shall be made by a majority of the Independent Directors of the Company.

        Section 13. Termination by the Company for Cause.    At the option of the Company, this Agreement or any extension hereof shall be and become terminated upon 60 days' written notice of termination from the Board of Directors to the Advisor if any of the following events shall occur:

          (a)   if the Advisor shall materially breach any provision of this Agreement and, after notice of such breach, shall not cure such breach within 30 days; or

          (b)   there is entered an order for relief or similar decree or order with respect to the Advisor by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws; or the Advisor (i) ceases or admits in writing its inability to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors, (ii) applies for or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) for itself or for any substantial part of its assets or authorizes such an application or consent, (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or (iv) permits or suffers all or any substantial part of its assets to be sequestered or attached by court order and the order remains undismissed for 30 days; or proceedings seeking the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) for the Advisor or for any substantial part of its assets are commenced without authorization, consent or application against the Advisor and continue undismissed for 30 days; or proceedings to sequester or attach all or any substantial part of the Advisor's assets are instituted against the Advisor without authorization, consent and application and are approved as properly instituted and remain undismissed for 30 days or result in adjudication of bankruptcy or insolvency.

If any of the events specified in this Section 13 shall occur, the Advisor shall give prompt written notice thereof to the Board of Directors upon the happening of such event.

        Section 14. Termination Without Cause.    Either party may terminate this Agreement without cause upon 60 days' prior written notice by, (i) in the case of termination by the Company, a majority vote of the Independent Directors or by a vote of the holders of a majority of the outstanding shares of the Company's common stock, and (ii) in the case of termination by the Advisor, by a majority vote of the Board of Directors of the Advisor. In the event this Agreement is terminated by the Company without cause, or in the event this Agreement is not renewed by the Company without cause, the Company, in addition to its obligations under Section 16, shall pay the Advisor a termination or nonrenewal fee equal to the appraised present value of the amount of Administrative Fees that would have been earned under this Agreement through December 31, 2016. In making this calculation, the appraiser shall give due consideration to the record of the growth in the Company's Investment Assets through the date of termination or non-renewal. Such appraisal shall be conducted by an independent nationally-recognized appraisal firm mutually agreed upon by the Independent Directors (on behalf of the Company) and the Advisor and the costs of such appraisal shall be borne equally by the parties. If the parties are unable to agree upon such appraisal firm within 30 days following notice of termination or, in the event of nonrenewal, the termination date, then the Independent Directors (on behalf of the Company) and the Advisor shall as soon as reasonably practicable, but in no event more than 45 days following notice of termination or, in the event of nonrenewal, the termination date, each choose a nationally-recognized independent appraisal firm to conduct an appraisal. In such event, (i) the termination fee shall be deemed to be the average of the appraisals as conducted by each party' s chosen appraiser and (ii) each party shall pay the costs of its appraiser so chosen. Any appraisal conducted hereunder shall be performed no later than 45 days following selection of the appraiser or appraisers.

  Section 15. Assignments.

          (a)   Except as set forth in Section 15(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Advisor, unless such assignment is consented to in writing by the Company with the approval of a majority of the Independent Directors. Any such assignment shall bind the assignee hereunder in the same manner as the Advisor is bound. In addition, the assignee shall execute and deliver to the Company a joinder agreement to this Agreement naming such assignee as Advisor. This Agreement shall not be assigned by the Company without the prior written consent of the Advisor, except in the case of assignment by the Company to a REIT or other organization which is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor organization shall be bound hereunder and by the terms of such assignment in the same manner as the Company is bound hereunder.

          (b)   Notwithstanding any provision of this Agreement, the Advisor may subcontract and assign any or all of its responsibilities as provided under Section 9 of this Agreement, and the Company hereby consents to any such assignment and subcontracting.

        Section 16. Action Upon Termination.    From and after the effective date of termination of this Agreement, pursuant to Sections 13, 14 or 15 of this Agreement, the Advisor shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination. Upon such termination, the Advisor shall forthwith:

          (a)   after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or any of its Subsidiaries all money collected and held for the account of the Company or any of its Subsidiaries pursuant to this Agreement;

          (b)   deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or any of its Subsidiaries; and

          (c)   deliver to the Board of Directors all property and documents of the Company or any of its Subsidiaries then in the custody of the Advisor.

        Section 17. Release of Money or Other Property Upon Written Request.    The Advisor agrees that any money or other property of the Company or any of its Subsidiaries held by the Advisor under this Agreement shall be held by the Advisor as custodian for the Company or any such Subsidiary, and the Advisor's records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or any such Subsidiary. Upon the receipt by the Advisor of a written request signed by a duly authorized officer of the Company requesting the Advisor to release to the Company or any of its Subsidiaries any money or other property then held by the Advisor for the account of the Company or any of its Subsidiaries under this Agreement, the Advisor shall release such money or other property to the Company or any of its Subsidiaries within a reasonable period of time, but in no event later than 60 days following such request. The Advisor shall not be liable to the Company, any Subsidiary of the Company, or any of their respective officers, directors, stockholders, employees or agents for any acts performed or omissions to act by the Company or any of its Subsidiaries in connection with the money or other property released to the Company or any of its Subsidiaries in accordance with this Section 17. The Company and any of its Subsidiaries shall indemnify the Advisor, its directors, officers, stockholders and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Advisor's release of such money or other property to the Company or any of its Subsidiaries in accordance with the terms of this Section 17. Indemnification pursuant to this provision shall be in addition to any right of the Advisor to indemnification under Section 10 of this Agreement.

  Section 18. Representations and Warranties.

          (a)   The Company hereby represents and warrants to the Advisor as follows:

            (i)    The Company is duly incorporated, validly existing and in good standing under the laws of Maryland, has full corporate power and authority to own its assets and to transact the business in which it is now engaged and is duly qualified or registered as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification or registration, except where the failure to be so qualified or registered would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole. The Company does not do business under any fictitious business name.

            (ii)   The Company has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental or regulatory authority or agency is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws now or hereafter in effect relating to the rights and remedies of creditors generally, and general principles of equity.

            (iii)  The execution, delivery and performance of this Agreement, and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental or regulatory authority or agency binding on the Company, or the Governing Instruments of, or any securities issued by, the Company or any of its subsidiaries, or any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company or any of its Subsidiaries is a party or by which the Company, any Subsidiary of the Company or any of their assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of their property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

          (b)   The Advisor hereby represents and warrants to the Company as follows:

            (i)    The Advisor is duly incorporated, validly existing and in good standing under the laws of Maryland, has full corporate power and authority to own its assets and to transact the business in which it is now engaged and is duly qualified or registered to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification or registration, except where the failure to be so qualified or registered would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Advisor and its Subsidiaries, taken as a whole. The Advisor does not do business under any fictitious business name.

            (ii)   The Advisor has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, stockholders and creditors of the Advisor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental or regulatory authority or agency is required by the Advisor in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been and each instrument or document required hereunder will be executed and delivered by a duly authorized agent of the Advisor, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Advisor enforceable against the Advisor in accordance with its terms.

            (iii)  The execution, delivery and performance of this Agreement, and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on the Advisor, or any order, judgment, award or decree of any court, arbitrator, or governmental or regulatory authority or agency binding on the Advisor, or the Governing Instruments of, or any securities issued by, the Advisor or any of its Subsidiaries, or any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Advisor or any of its Subsidiaries is a party or by which the Advisor or any Subsidiary of the Advisor or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Advisor and its Subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of their property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

        Section 19. Notices.    Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested. The parties may deliver to each other notice by electronically transmitted facsimile copies provided that such facsimile notice is followed within 24 hours by any type of notice otherwise provided for in this paragraph. Any notice shall be duly addressed to the parties as follows:

(a)	If to the Company:	1004 Farnam Street Omaha, Nebraska 68102 Attention: Lisa Y. Roskens Telephone: (402) 444-1630
(b)	If to the Advisor:	1004 Farnam Street Omaha, Nebraska 68102 Attention: Lisa Y. Roskens Telephone: (402) 444-1630
In each case with a copy given in the manner prescribed above, to:		Kutak Rock LLP 1650 Farnam Street Omaha, Nebraska 68102 Attention: Steven P. Amen Telephone: (402) 346-6000

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19 for the giving of notice.

        Section 20. Binding Nature of Agreement; Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

        Section 21. Entire Agreement; Amendment.    This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements (including the Original Agreement), understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

        Section 22. Controlling Law.    This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Nebraska, notwithstanding any Nebraska provisions relating to conflicts of law to the contrary.

        Section 23. No Waiver.    Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

        Section 24. Titles Not To Affect Interpretation.    The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

        Section 25. Execution in Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

        Section 26. Severability of Provisions.    The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

        Section 27. Interpretation.    Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AMERICA FIRST APARTMENT INVESTORS, INC., a Maryland corporation, as Company
By:	/s/ JOHN H. CASSIDY
Name	John H. Cassidy
Title	President and Chief Executive Officer
AMERICA FIRST APARTMENT ADVISORY CORPORATION, a Maryland corporation, as Advisor
By:	/s/ JOHN H. CASSIDY
Name	John H. Cassidy
Title	President and Chief Executive Officer

QuickLinks

Exhibit 10.1